Exhibit 3.15.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION
OF

GARY-WILLIAMS ENERGY COMPANY, LLC

This Certificate of Amendment to Certificate of Formation is being executed as of June 1, 2012, for the purpose of amending the certificate of formation of Gary-Williams Energy Company, LLC, pursuant to the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101, et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Amendment, does hereby certify as follows:

1.                                      The name of the limited liability company is Gary-Williams Energy Company, LLC (the “Company”).

2.                                      The Certificate of Formation of the Company was filed with the Office of the Secretary of State of the State of Delaware on December 27, 2011 and became effective as of 11:59 p.m. Eastern Standard Time on December 31, 2011.

3.                                      The Certificate of Formation of the Company is hereby amended by striking paragraph 1 and replacing it with the following:

“1.                                Name.  The name of the limited liability company is Wynnewood Energy Company, LLC (the “Company”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Formation as of the date first above written.

By:	/s/ Stanley A. Riemann
Name: Stanley A. Riemann
Title: Chief Operating Officer